Exhibit 10.46

checkpoint therapeutics, INC.

CHANGE IN CONTROL SEVERANCE PLAN

April 26, 2022

Checkpoint Therapeutics, Inc., a Delaware corporation (the “Company”), has adopted this Change in Control Severance Plan (the “Plan”), dated as of April 26, 2022, and effective upon the consummation of a Change in Control (as defined herein), for the benefit of its employees, on the terms and conditions hereinafter stated.

1.Defined Terms. For purposes of the Plan, the following terms shall have the meanings indicated below:

1.1“Annual Base Salary” means a Participant’s annual base salary at the rate in effect immediately prior to a Qualifying Termination or, if higher, at the rate in effect immediately prior to a Change in Control.

1.2“Board” means the Board of Directors of the Company.

1.3“Cause” means (a) a material breach of the terms of the Participant’s Proprietary Information and Inventions Agreement or any provisions relating to non-competition or non-solicitation in any other agreement; (b) a material breach by the Participant of any other provision of his or her employment arrangement, which is not cured by the Participant within fifteen (15) days after receiving written notice thereof from the Company containing a description of the breach or breaches alleged to have occurred; (c) the habitual neglect or gross failure by the Participant to adequately perform the duties of his or her position; (d) any act of the Participant involving moral turpitude; (e) the Participant’s commission or conviction of, or pleading guilty or no lo contendere to, a felony or criminal action involving dishonesty or other moral turpitude or that is connected to the Participant’s employment with the Company or his or her place of employment; (f) the Participant’s use of illegal drugs, abuse of other controlled substances, working under the influence of alcohol or other controlled substances, or knowing neglect of reasonably assigned duties; or (g) the Participant’s repetitive refusal to comply with or the Participant’s violation of lawful instructions of the Chief Executive Officer, Chief Financial Officer or the Board of Directors, unless cured within fifteen (15) days after receiving written notice thereof from the Company.

1.4“COBRA Payment” shall have the meaning provided in Section 4 hereof.

1.5“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6“Committee” means the Compensation Committee of the Board.

1.7“Company” means Checkpoint Therapeutics, Inc., a Delaware corporation.

1.8“Change in Control” means and includes the occurrence of any one of the following events:

(i)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined in subsection (iii) below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board who was a member of the Board on the date of the initial adoption of this Plan by the Board or (x) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

1.9“Date of Termination” shall have the meaning provided in Section 7 hereof.

1.10“Disability” means a Participant’s inability to perform the essential functions of his or her job for more than twelve (12) workweeks in any one (1) year period, with or without reasonable accommodation).

1.11“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.12“Good Reason” means any of the following, without the Participant’s written consent: (i) a material diminution in the Participant’s Annual Base Salary in effect as of the date of the Change in Control; (ii) a material diminution in the Participant’s authority, duties, or responsibilities as of the date of the Change in Control; or (iii) the relocation of Participant’s principal office to a facility or location that is more than fifty (50) miles away from the location of the Participant’s primary place of business as of the Effective Date; provided, however, that a termination by the Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than sixty (60) days after the initial occurrence of such event). Good Reason shall not include the Participant’s death or Disability. The Participant’s employment must be terminated by the Participant for Good Reason within ninety (90) days after the occurrence of an event of Good Reason. A resignation by the Participant for Good Reason effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).

1.13“Participant” means an individual who is an employee of the Company on the effective date of a Change in Control; provided, however, that the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, and any other employee of the Company that is or may become entitled to cash separation payments or benefits under any employment, consulting or severance agreement or other plan, program or arrangement of the Company, shall not be Participants in this Plan. For the purposes of the Plan, an individual is an “employee” of the Company if, on the effective date of a Change in Control, that individual was either (i) on authorized leave of absence from the Company or (ii) providing services for the Company under the Company’s direction and control, including any individual performing services for the Company under a leasing arrangement or other agreement with a professional employment organization.

1.14“Plan” means this Change in Control Severance Plan.

1.15“Qualifying Termination” means the Participant’s termination of employment with the Company or the Successor Entity either by the Company or the Successor Entity without Cause or by the Participant for Good Reason, in each case, on, or within eighteen months after, the effective date of a Change in Control. For the avoidance of doubt, in no event shall a Participant be deemed to have experienced a Qualifying Termination as a result of the Participant’s death or Disability.

1.16“Severance Payment” shall have the meaning provided in Section 4 hereof.

1.17“Successor Entity” means any entity that acquires or otherwise succeeds to all or substantially all of the business or assets of the Company following a Change in Control.

2.Effectiveness of the Plan. This Plan shall become effective upon the consummation of a Change in Control and shall be of no force or effect prior to a Change in Control. In the event that a Change in Control does not occur on or prior to the fourth anniversary of the date on which this Plan is adopted, the Plan shall thereupon automatically terminate and have no force or effect.

3.Administration. Subject to Section 12.2 hereof, the Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in the Plan.

4.Severance Benefits. Upon a Participant’s Qualifying Termination: (i) the Participant shall receive a cash payment equal to the sum of (A) the Participant’s Annual Base Salary, and (B) the annual bonus earned by the Participant for the fiscal year immediately prior to the year in which the Date of Termination occurs, if any, payable in a lump sum within sixty (60) days following the Date of Termination (the “Severance Payment”); and (ii) the Participant shall receive a cash payment equal to the total monthly premium payment (both the Company’s portion and the Participant’s portion of such premium) under the Company’s group healthcare plan multiplied by twelve (12), payable in a lump sum within sixty (60) days following the Date of Termination (the “COBRA Payment”). Notwithstanding anything herein to the contrary, the Participant shall not be eligible to receive the Severance Payment or the COBRA Payment unless he or she first executes a general release of claims and covenant not to sue in a form satisfactory to the Company and does not revoke such release of claims and covenant not to sue.

5.Non-Qualifying Termination. If a Participant’s status as an employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive the Severance Payment or the COBRA Payment, and the neither the Company nor any Successor Entity shall have any obligation to such Participant under this Plan.

6.Section 409A

6.1General. It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, the Successor Entity, nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

6.2Definitional Restrictions. Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Plan by reason of the occurrence of the Participant’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such separation from service meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon a separation from service, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection 6.3 below.

6.3Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):  (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

6.4Timing of Release. Whenever in this Agreement a payment or benefit is conditioned on the Participant’s execution of a release of claims and covenant not to sue, the Company shall provide such release to the Participant promptly following the Date of Termination, and such release and covenant not to sue must be executed and all revocation periods shall have expired in accordance with terms set forth in the release, but in no case later than sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection 6.3 above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

7.Termination Procedures. Any purported termination of a Participant’s employment shall be communicated by written Notice of Termination from the terminating party to the other party in accordance with Section 10 hereof. For purposes of this Section 7, a “Notice of Termination” shall mean (a) in the case of termination by the Company with Cause or by the Participant with Good Reason, a notice indicating (i) in reasonable detail the facts and circumstances giving rise to the determination that Cause or Good Reason exists, as applicable, and (ii) the effective date of the termination of employment (absent cure, as provided below and, in the case of termination by the Participant with Good Reason, in compliance with the time period set forth in Section 1.12 herein), and (b) in the case of all other terminations of employment, a notice indicating the effective date of the termination of employment, in each case, subject to any other contractual obligations that may exist between the Company and the Participant (the date specified in any such Notice of Termination, the “Date of Termination”). Notwithstanding the foregoing, in the case of a termination by the Participant with Good Reason, the Company shall have an opportunity to cure the circumstances giving rise to Good Reason within thirty (30) days after receipt of such Notice of Termination. If the Company fails to cure such circumstances, the Date of Termination shall be as specified in the Notice of Termination, notwithstanding such thirty (30) day cure period.

8.No Mitigation. No Participant shall be required to seek other employment or to attempt in any way to reduce or mitigate any benefits payable under this Plan and the amount of any such benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.

9.Successors.

9.1Company Successors. This Plan shall inure to the benefit of and shall be binding upon the Company, the Successor Entity, and their successors and assigns. Any successor (whether direct or  indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Plan.

9.2Participant Successors. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant’s estate.

10.Notices. All communications relating to matters arising under this Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

Checkpoint Therapeutics, Inc.
95 Sawyer Road, Suite 110
Waltham, Massachusetts 02453
Attention: Board of Directors

11.Code Section 280G.

11.1Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Participant (whether payable or distributable pursuant to the terms of this Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in subsection (b) below). For purposes of this Section 11, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 11, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

11.2All determinations required to be made under this Section 11, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 11 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

11.3In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 11 shall be of no further force or effect.

12.Miscellaneous.

12.1No Right to Continued Service. Nothing contained in this Plan shall (i) confer upon any Participant any right to continue as an employee of the Company or any Successor Entity, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company or any Successor Entity to terminate a service relationship with any Participant, with or without Cause.

12.2Termination and Amendment of Plan. Except as provided below, during the eighteen (18) month period following a Change in Control, neither the Company nor any Successor Entity may terminate this Plan, nor may the Company or any Successor Entity amend this Plan if any such amendment would have an adverse impact on the interests of any Participant under this Plan, in either case, without the express written consent of each Participant so affected. At any time prior to a Change in Control, the Board may, in its sole discretion, terminate or amend this Plan by resolution. Following a Participant’s Qualifying Termination, no Plan termination or amendment shall adversely affect the rights of such Participant under the Plan without such Participant’s written consent.

12.3Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any benefits payable under this Plan.

12.4Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

12.5Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Delaware without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.

12.6Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

12.7Captions. The captions contained in this Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

12.8Expenses. The expenses of administering the Plan shall be borne by the Company or any Successor Entity.

12.9Unfunded Plan. The Plan is intended to be an “unfunded” plan for severance benefits. Nothing contained in the Plan shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company or any Successor Entity.

The foregoing is hereby acknowledged as being the Change in Control Severance Plan as adopted by the Board on April 26, 2022.

CHECKPOINT THERAPEUTICS, INC.

By:	/s/ James Oliviero
Its:	Chief Executive Officer